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                                                                    Exhibit 99



                                               QCS CORPORATION
[LOGO]                                  650 Castro Street, Suite 210
                                        Mountain View, CA 94041 - USA
                                   Tel: (415) 966.1214 Fax: (415) 966.1025
                                  USA Customer Service Hotline: 800.717.4565
                                    E-mail Address: qcsmarketing@qcsnet.com
                                           Web Site: www.qcsnet.com



April 3, 1997



Dear QCS Stockholder:

Prior to holding our Annual Meeting of Stockholders which QCS is planning on calling for sometime this spring or summer, I would like to provide this update to inform you of the latest developments concerning QCS with a special focus on the opportunities that we believe a new product announcement will bring to the Company.

NEW TECHNOLOGY
In December of last year, we announced a strategic alliance which QCS had made with IBM. This alliance was borne from the origins of our principle software development platform, Lotus Notes. Lotus Development Corporation, as you will recall, is an IBM subsidiary. Lotus has recently introduced a new development platform, Lotus Domino, which permits Notes-based applications and databases to be converted to an Internet-based computing environment in an efficient and cost-effective manner. By porting its current applications to the Internet via the Lotus Domino platform, QCS has engaged in a significant software development effort. By doing so, we believe QCS will be one of the first companies applying this technology in a specialized Retailer Electronic Commerce, business-to-business environment.

The first product of a suite of products which we plan to introduce this Spring and Summer, is the "QCS Supplier Sales Station". It is slated for formal launch in May. The "QCS Supplier Sales Station" permits suppliers to access, conduct business on and take full advantage of the superior graphical interface properties of the Internet's World Wide Web. Our product introduction strategy is to accept pre-registrations by suppliers with the intention of maximizing the impact on introduction date. The product will not require on-site installation user training, as is the case with the Company's present comparable product, which is a generic Supplier workstation, and will consequently be priced substantially lower. We are hopeful that the lower cost and enhanced functionality of the new product be positively received, but there are no assurances that the product will be widely accepted by the Company's present customer base or prospective customers.



      QCS DEVELOPMENT COMPANY S.A.             QCS ASIA PACIFIC LTD.
          Immeuble Le Quadra             19/F., Tung Sun Commercial Centre
      455, Promenade des Anglais              194-200 Lockhart Road
         06299 Nice - France                    Wanchai - Hong Kong
       Tel: (33.4) 93.18.58.58                 Tel: (852) 27.39.58.68
        Fax (33.4) 93.18.58.50                 Fax: (852) 27.39.26.35


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ORGANIZATION
On March 3, 1997 I resumed my role as Chief Executive Officer and President of QCS. Todd Myhre, who had previously performed these functions, resigned in late February and is now available to serve as a consultant to the Company from time to time. At this time, we have no plans to hire a permanent replacement for Mr. Myhre.

From an operation perspective, we have readjusted our organizational structure to capitalize on what we anticipate to be lower fixed costs from the new technology and our IBM relationship.

The Field Engineering resources dedicated to installing suppliers has been reduced as well as some related administrative and supplier sales support.

Largely as a result of the organizational changes mentioned above, QCS forecasts a reduction in SG&A expenses, the positive effects of which we believe will begin to be reflected in the Company's FY 1997 4th quarter financial results. The Company plans a restructuring charge in the 3rd quarter in connection with these changes in an amount that can not be reasonably estimated at this time. We are hopeful that these organizational changes will result in improved financial results, but there are no assurances that improved results will, in fact, occur.

COST OF SERVICES SOLD/GROSS MARGINS
QCS anticipates that the reduced expenditures associated with bringing new suppliers onto the QCS Network using the new technology will result in improved gross margins for the Company. Beginning in May, 1997, new supplier connections via the Internet will greatly reduce, and may eventually eliminate, backbone communications costs to QCS. Furthermore, direct labor expenses related to these supplier installations and support will also no longer be incurred. The overall effect is an anticipated reduction in cost of services sold.

REVENUES
The sales activity in the 4th Quarter will be focused on gaining new supplier-subscribers to the new QCS Internet based service as well as maintaining QCS' current Retailer generated business. As of today some of our current Retailer Partners have already indicated that they will actively recommend the new system to their suppliers. Management however cannot guarantee that the response of suppliers will translate to significant numbers of new subscriptions, if any.

COLLECTIONS
In the past, QCS has experienced difficulties in collecting its receivables. This receivables exposure has been primarily in our supplier-based business. Although management expects to report considerable progress in this area for the 3rd quarter, we still believe that there is room for improvement in our collection procedures which may result in less write-offs for bad debts.


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Our new Internet-based service will incorporate an on-line registration procedure which will be activated after an automatic payment by credit card or bank transfer has been authorized by the new subscriber. We believe that this will bring about further improvements in our receivable management.

Further, as a result of both the SG&A measures discussed previously, as well as the improved receivable management, we expect the Company to be able to narrow its quarterly cash shortfall or negative cash flow over the next 2 fiscal quarters.

SHORT TERM OBJECTIVES
Finally, I would like to summarize management's 2 major short term objectives.

1. ACHIEVE GENERAL MARKET ACCEPTANCE FROM THE RETAILER TRADING COMMUNITY. Our sales and marketing focus will be to attempt to induce a large number of suppliers to subscribe to and participate in the QCS Network with a goal of creating a compelling electronic trading community.

2.  REACH CRITICAL MASS AND PROFITABILITY.
The use of Internet enabled electronic commerce technology may permit the Company to lower the entry barriers for all of the participants in the Retail trading community. If our projections are realized, this new technology may allow QCS to reach critical mass, revenue growth, cost optimization and ultimately profitability.

This concludes my interim summary of where QCS stands and what management's outlook is for the near future. We believe that we are on the verge of the first major product campaign in the history of the company and we have just readjusted our organization to attempt to capitalize on the opportunity. We believe it is important to keep you, the QCS stockholder, as informed as possible.

We look forward to reporting more to you on the Company's progress in the coming months.

Yours sincerely,



Marcel van Heesewijk
Chairman and CEO


This letter contains certain forward-looking statements relating to future events and/or future financial performance of the Company. The forward looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ materially from those discussed in this letter. Reference is made to the Company's filings with the Securities and Exchange Commission for further discussion of the risks and uncertainties regarding the Company's business; in particular the Company's Annual Report on Form 10KSB for the fiscal year ended June 30, 1996.